UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
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Universal Capital Management, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REVISED PERFORMANCE CHART

SUPPLEMENT TO THE REPORT OF THE COMPENSATION COMMITTEE

The following information is intended to supplement the Company’s Report of the Compensation Committee as contained in the Company’s Definitive Proxy Statement filed with the SEC.

The information contained in this addition shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

In addition to the factors set forth in the Report of the Compensation Committee, the Independent Directors, who are responsible for reviewing compensation for senior executives, considered that the senior executives were not compensated during the start-up phase of the Company, the short-term and long-term business objectives of the Company and the continued positive performance of the Company, in setting the compensation levels of the senior executives. Also, the net asset value (NAV) of the Company which is a result of the continued efforts of the senior executives and the increase in the NAV of the Company was noted by the Independent Directors as a factor in setting the compensation levels of the senior executives.

The Company’s achievements in fiscal 2005 exceeded budgeted expectations and the positive performance of the Company’s common stock provided additional support to the Independent Director’s decision to maintain the salaries for the 2006 fiscal year.